Exhibit 99.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) is entered into and made effective this 5th day of February 2015 by and among Six Points Investment Partners, LLC, a Delaware limited liability company (“Assignor”), Patriot National, Inc. (“Assignee”), Dr. Lester L. Sacks (“Sacks”), Rajesh Arora (“Arora”), and Kathleen Torres (“Torres” and, together with Sacks and Arora, the “Sellers”).

RECITALS

WHEREAS, Assignor and the Sellers are parties to that certain Membership Interest Purchase Agreement dated as of August 1, 2014 (the “Purchase Agreement”);

WHEREAS, Assignor desires to assign all of its right, title, and interest in and to the Purchase Agreement to Assignee, and Assignee desires to accept the assignment; and

WHEREAS, the Sellers desire to consent to the assignment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor, Assignee, and the Sellers agree as follows:

AGREEMENT

1. Assignment and Assumption. Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the Purchase Agreement. Assignee accepts the assignment and assumes all responsibility for the performance of all terms, covenants, obligations, conditions, and duties of Assignor under the Purchase Agreement.

2. Confirmation. Assignor and the Sellers hereby confirm to Assignee that no party to the Purchase Agreement is in breach of any of its, his or her obligations under the Purchase Agreement.

3. Consent. In accordance with Section 8.6 of the Purchase Agreement, the Sellers hereby consent to the assignment and assumption contemplated by this Agreement.

4. Further Assurances. Assignor, Assignee, and the Sellers agree that they will hereafter execute and deliver any further assignments or other instruments of transfer which may be necessary or which may reasonably be deemed necessary by any other party to carry out fully the purposes of this Agreement.

5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement to the parties and may be used in lieu of the original Agreement for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, Assignor, Assignee, and the Sellers have executed this Assignment and Assumption Agreement as of the date first written above.

ASSIGNOR:

Six Points Investment Partners, LLC

By:
Name:	Steven M. Mariano
Title:	Manager

ASSIGNEE:

Patriot National, Inc.

By:
Name:	Steven M. Mariano
Title:	Chief Executive Officer

SELLERS:

Dr. Lester L. Sacks

Rajesh Arora

Kathleen Torres